Exhibit 99.1
Celanese Corporation
Investor Relations
1601 West LBJ Freeway
Dallas, Texas 75234-6034
Corporate News Release
Celanese Corporation Reports Second Quarter Results
Second quarter highlights:
•	Net sales were $1,244 million, down 33% from prior year period

•	Operating profit was $89 million versus $207 million in prior year period

•	Net earnings were $104 million versus $134 million in prior year period

•	Operating EBITDA was $243 million versus $406 million in prior year period

•	Diluted EPS from continuing operations was $0.67 versus $1.21 in prior year period

•	Adjusted EPS was $0.53 versus $1.20 in prior year period

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in $ millions, except per share data)	2009	2008	2009	2008

Net sales	1,244	1,868	2,390	3,714
Operating profit (loss)	89	207	116	441
Net earnings (loss) attributable to Celanese Corporation	104	134	84	279
Operating EBITDA [1]	243	406	379	787
Diluted EPS — continuing operations	$0.67	$1.21	$0.54	$2.08
Diluted EPS — total	$0.66	$0.80	$0.54	$1.67
Adjusted EPS [2]	$0.53	$1.20	$0.62	$2.26

[1]	Non-U.S. GAAP measure. See reconciliation in table 1.

[2]	Non-U.S. GAAP measure. See reconciliation in table 6.
Dallas, July 28, 2009: Celanese Corporation (NYSE: CE), a leading, global chemical company, today reported second quarter 2009 net sales of $1,244 million, a 33 percent decrease from the same period last year, primarily driven by lower pricing and lower volumes on weak global demand. Operating profit was $89 million compared with $207 million in the prior year period as the lower net sales more than offset lower expenses driven by the company’s restructuring initiatives and fixed cost reduction efforts. Net earnings were $104 million compared with $134 million in the same period last year.
Adjusted earnings per share for the second quarter of 2009 were $0.53 compared with $1.20 in the prior year period. The effective tax rate and diluted share count used in adjusted earnings per share in the current period were 29 percent and 157 million, respectively. Operating EBITDA in the period was $243 million compared with $406 million in the prior year period. Both adjusted earnings per share and operating EBITDA excluded a net $3 million benefit of other charges and other adjustments, primarily related to a $19 million tax benefit associated with one of the company’s Advanced Engineered Materials equity affiliates.

“Our businesses delivered results consistent with our expectations while executing on strategies that better position Celanese during this ongoing global recession and the future recovery,” said David Weidman, chairman and chief executive officer. “While the current economic environment continues to be challenging, growth in Asia continued while demand in North America and in many European segments stabilized during the quarter. Operating margins improved from the first quarter of 2009, and while our volumes also increased sequentially, global end-consumer demand remained weak.”
Recent Highlights
•	Received American Chemistry Council’s (ACC) Responsible Care® Sustained Excellence Award for mid-size companies. The annual award, the most prestigious award given under ACC’s Responsible Care initiative, recognized companies for outstanding leadership under ACC’s Environmental Health and Safety performance criteria.

•	Completed the sale of its polyvinyl alcohol (PVOH) business to Sekisui Chemical Co., Ltd. for the purchase price of approximately $173 million, excluding the value of accounts receivable and payable retained by Celanese.

•	Reached agreement on a Project of Closure for its acetic acid and vinyl acetate monomer production operations at its Pardies, France, site. These operations are expected to cease by December 2009.

•	Amended its $650 million revolving credit facility. The amendment lowered the total revolver commitment to $600 million and increased the first lien senior secured leverage ratio for a period of six quarters, beginning June 30, 2009, and ending December 31, 2010.

•	Highlighted recent breakthroughs with the announcement of its new and proprietary AOPlus®2 acetic acid technology, which allows for expansion up to 1.5 million tons per reactor. Also announced plans to double the current capacity of its Nanjing, China acetic acid facility from 600,000 tons to 1.2 million tons by the end of 2009.
Second Quarter Segment Overview
Consumer Specialties
Consumer Specialties continued to deliver strong performance as higher pricing and Acetate Products venture growth in China, as well as lower overall costs, offset modest volume declines resulting from softer product demand. Net sales in the second quarter of 2009 were $280 million compared with $292 million in the prior year period. Higher pricing could not offset the lower volumes, primarily in North America and Europe, and negative currency impacts. Operating profit was $66 million compared with $46 million in the same period last year, as higher pricing, lower raw material and energy costs, and benefits from the company’s fixed cost reduction efforts more than offset the impact of the lower volumes. Operating EBITDA was $134 million compared with $107 million in the same period last year. Cost affiliate dividends, primarily from the company’s acetate China ventures, were $53 million, $7 million higher than the prior year period.

Advanced Engineered Materials
Advanced Engineered Materials experienced sequential volume improvements and benefited from its fixed cost reduction efforts during the second quarter of 2009, while significantly lower volumes in many of its end-use industries continued to impact year-over-year performance. Net sales in the quarter were $184 million compared with $300 million in the prior year period, primarily driven by lower volumes in the U.S. and European automotive markets, as well as other consumer and durable goods segments. However, volumes increased sequentially in all regions and across many end-market segments as customer inventory destocking significantly diminished during the quarter. Operating profit was $0 compared with $37 million in the same period last year. Lower raw material and energy costs, coupled with fixed cost reductions, could not offset the lower volumes. Year-over-year, the business improved variable margins and aggressively managed its production and inventory levels in response to lower product demand. Operating EBITDA was $28 million compared with $68 million in the same period last year and increased significantly from the first quarter of 2009. Excluding the equity affiliate tax benefit of $19 million, Advanced Engineered Materials’ strategic affiliates contributed $4 million of earnings, $6 million lower than the prior year period, driven by similar economic factors.
Industrial Specialties
Industrial Specialties delivered sustained earnings sequentially and year-over-year while it continued to realize the benefits of its expansions in Asia. Net sales were $267 million compared with $386 million in the prior year period, primarily due to lower volumes associated with softer demand for polyvinyl alcohol (PVOH) and the impact of the company’s AT Plastics force majeure. The decrease in net sales was also attributed to lower pricing and the negative impacts of currency. Volumes increased sequentially on improved demand in North America, Europe and Asia, particularly in the company’s emulsions business. Operating profit was $19 million compared with $20 million in the same period last year, as lower raw material and energy costs, and benefits from the company’s fixed cost reduction efforts, partially offset the impact of lower volumes and pricing. Operating EBITDA was $35 million, $2 million lower than the prior year period. Second quarter 2009 results included the performance of the company’s PVOH business, which was divested on July 1, 2009.
Acetyl Intermediates
Acetyl Intermediates continued to leverage its technology and cost leadership position during the quarter. Net sales were $622 million in the second quarter of 2009 compared with $1,067 million in the same period last year, primarily due to lower pricing and modestly lower volumes. Lower year-over-year industry utilization rates caused by reduced global demand, coupled with lower raw material costs, drove the pricing decline. The company’s operating rates for its acetic acid facilities remained at high levels during the second quarter of 2009, however, volumes in vinyl acetate monomer and other derivative products were lower, reflecting the reduced demand. Industry demand in Asia has continued to increase sequentially from its lowest levels in the fourth quarter of 2008. Demand in Europe and the Americas remained weaker in comparison, but has also shown modest improvement during the same period. Operating profit was $40 million compared with $148 million in the same period last year as lower raw material and energy costs, as well as benefits from the company’s fixed spending reduction efforts, could not offset the lower revenue. Operating EBITDA was $76 million compared with $227 million in the same period last year. Dividends from the company’s cost investments, including its Ibn Sina cost affiliate, were $3 million compared with $29 million in the prior year period, due to significantly lower global pricing for methanol and methyl tertiary-butyl ether (MTBE).
Taxes
The tax rate for adjusted earnings per share was 29 percent in the first six months of 2009 compared with 26 percent in the first six months of 2008. The U.S. GAAP effective tax rate for continuing operations for the second quarter of 2009 was 14 percent versus 18 percent in the second quarter of 2008. The decrease in the effective income tax rate is primarily due to a decrease in additions to reserves for uncertain tax positions and related interest, offset by an increase in valuation allowances on certain foreign net deferred tax assets and lower earnings in jurisdictions participating in tax holidays. The company had a net cash tax refund of less than $1 million in the first six months of 2009 compared with $44 million of cash taxes paid in the first six months of 2008. The decrease in cash taxes paid is primarily due to German tax refunds and the timing of cash taxes in certain jurisdictions.
Equity and Cost Investments
Earnings from equity investments and dividends from cost investments, which are reflected in the company’s adjusted earnings and operating EBITDA, were $64 million compared with $92 million in the prior year period. The 2009 adjusted results excluded a $19 million tax benefit related to one of the company’s Advanced Engineered Materials equity affiliates. Higher dividends from the company’s acetate China ventures were offset by lower dividends from the company’s Ibn Sina cost affiliate and lower equity earnings from the Advanced Engineered Materials equity affiliates. Equity and cost investment dividends, which are included in cash flows, were $67 million, a $20 million decrease from the same period last year, primarily due to lower dividends from the Ibn Sina cost affiliate.
Cash Flow
Cash and cash equivalents at the end of the second quarter of 2009 were $1,145 million compared with $983 million at the end of the second quarter of 2008. During the first six months of 2009, the company generated $299 million in cash from operating activities compared with $346 million in the same period last year. Lower cash taxes and lower capital expenditures helped to offset reduced earnings in the period.
“Celanese continued its strong cash performance in the quarter,” said Steven Sterin, senior vice president and chief financial officer. “Our fiscal discipline and immediate benefits from our restructuring efforts have enabled us to further enhance our strategic and operational flexibility.”
During the second quarter of 2009, the company generated approximately $137 million in adjusted free cash flow, excluding approximately $75 million in value added tax payments related to the relocation of Ticona’s business in Kelsterbach, Germany. The company invested $89 million of capital expenditures related to the Kelsterbach relocation, which is reflected in investing activities.

Outlook
“We expect the economic environment to remain challenging during the second half of 2009. We also see sustained demand across our key segments and geographies,” said Weidman. “We are pleased with the significant and sustainable improvements we continue to make to our cost basis and capital structure. Additionally, our earnings power expansion initiatives and leverage to a global economic recovery, which we outlined at our Investor Day in May, should continue to enhance our strategic, competitive position and drive shareholder value throughout the economic recovery.”

Contacts:
Investor Relations	Media — U.S.	Media — Europe
Mark Oberle	W. Travis Jacobsen	Jens Kurth
Phone: +1 972 443 4464	Phone: +1 972 443 3750	Phone: +49 69 305 7137
Telefax: +1 972 443 8519	Telefax: +1 972 443 8519	Telefax: +49 69 305 36787
Mark.Oberle@celanese.com	William.Jacobsen@celanese.com	J.Kurth@celanese.com
As a global leader in the chemicals industry, Celanese Corporation makes products essential to everyday living. Our products, found in consumer and industrial applications, are manufactured in North America, Europe and Asia. Net sales totaled $6.8 billion in 2008, with approximately 65% generated outside of North America. Known for operational excellence and execution of its business strategies, Celanese delivers value to customers around the globe with innovations and best-in-class technologies. Based in Dallas, Texas, the company employs approximately 8,000 employees worldwide. For more information on Celanese Corporation, please visit the company’s website at www.celanese.com.
Forward-Looking Statements
This release may contain “forward-looking statements,” which include information concerning the company’s plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. When used in this release, the words “outlook,” “forecast,” “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this release. Numerous factors, many of which are beyond the company’s control, could cause actual results to differ materially from those expressed as forward-looking statements. Certain of these risk factors are discussed in the company’s filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Reconciliation of Non-U.S. GAAP Measures to U.S. GAAP
This release reflects five performance measures, operating EBITDA, affiliate EBITDA, adjusted earnings per share, net debt and adjusted free cash flow, as non-U.S. GAAP measures. The most directly comparable financial measure presented in accordance with U.S. GAAP in our consolidated financial statements for operating EBITDA is operating profit; for affiliate EBITDA is equity in net earnings of affiliates; for adjusted earnings per share is earnings per common share-diluted; for net debt is total debt; and for adjusted free cash flow is cash flow from operations.
Use of Non-U.S. GAAP Financial Information
•	Operating EBITDA, a measure used by management to measure performance, is defined as operating profit from continuing operations, plus equity in net earnings from affiliates, other income and depreciation and amortization, and further adjusted for other charges and adjustments. We may provide guidance on operating EBITDA and are unable to reconcile forecasted operating EBITDA to a GAAP financial measure because a forecast of Other Charges and Adjustments is not practical. Our management believes operating EBITDA is useful to investors because it is one of the primary measures our management uses for its planning and budgeting processes and to monitor and evaluate financial and operating results. Operating EBITDA is not a recognized term under U.S. GAAP and does not purport to be an alternative to operating profit as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Because not all companies use identical calculations, this presentation of operating EBITDA may not be comparable to other similarly titled measures of other companies. Additionally, operating EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements nor does it represent the amount used in our debt covenants.

•	Affiliate EBITDA, a measure used by management to measure performance of its equity investments, is defined as the proportional operating profit plus the proportional depreciation and amortization of its equity investments. Affiliate EBITDA, including Celanese Proportional Share of affiliate information on Table 8, is not a recognized term under U.S. GAAP and is not meant to be an alternative to operating cash flow of the equity investments. The company has determined that it does not have sufficient ownership for operating control of these investments to consider their results on a consolidated basis. The company believes that investors should consider affiliate EBITDA when determining the equity investments’ overall value in the company.

•	Adjusted earnings per share is a measure used by management to measure performance. It is defined as net earnings (loss) available to common shareholders plus preferred dividends, adjusted for other charges and adjustments, and divided by the number of basic common shares, diluted preferred shares, and options valued using the treasury method. We may provide guidance on an adjusted earnings per share basis and are unable to reconcile forecasted adjusted earnings per share to a GAAP financial measure without unreasonable effort because a forecast of Other Items is not practical. We believe that the presentation of this non-U.S. GAAP measure provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations, and that when U.S. GAAP information is viewed in conjunction with non-U.S. GAAP information, investors are provided with a more meaningful understanding of our ongoing operating performance. This non-U.S. GAAP information is not intended to be considered in isolation or as a substitute for U.S. GAAP financial information.

•	The tax rate used for adjusted earnings per share approximates the midpoint in a range of forecasted tax rates for the year, excluding changes in uncertain tax positions, discrete items and changes in management’s assessments regarding the ability to realize deferred tax assets. We analyze this rate quarterly and adjust if there is a material change in the range of forecasted tax rates; an updated forecast would not necessarily result in a change to our tax rate used for adjusted earnings per share. The adjusted tax rate is an estimate and may differ significantly from the tax rate used for U.S. GAAP reporting in any given reporting period. It is not practical to reconcile our prospective adjusted tax rate to the actual U.S. GAAP tax rate in any future period.

•	Net debt is defined as total debt less cash and cash equivalents. We believe that the presentation of this non-U.S. GAAP measure provides useful information to management and investors regarding changes to the company’s capital structure. Our management and credit analysts use net debt to evaluate the company’s capital structure and assess credit quality. This non-U.S. GAAP information is not intended to be considered in isolation or as a substitute for U.S. GAAP financial information.

•	Adjusted free cash flow is defined as cash flow from operations less capital expenditures, other productive asset purchases, operating cash from discontinued operations and certain other charges and adjustments. We believe that the presentation of this non-U.S. GAAP measure provides useful information to management and investors regarding changes to the company’s cash flow. Our management and credit analysts use adjusted free cash flow to evaluate the company’s liquidity and assess credit quality. This non-U.S. GAAP information is not intended to be considered in isolation or as a substitute for U.S. GAAP financial information.
Results Unaudited
The results presented in this release, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.

Preliminary Consolidated Statements of Operations — Unaudited

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in $ millions, except per share data)	2009	2008	2009	2008

Net sales	1,244	1,868	2,390	3,714
Cost of sales	(996)	(1,472)	(1,942)	(2,900)

Gross profit	248	396	448	814

Selling, general and administrative expenses	(114)	(138)	(228)	(274)
Amortization of Intangible assets [1]	(21)	(20)	(38)	(39)
Research and development expenses	(18)	(18)	(38)	(41)
Other (charges) gains, net	(6)	(7)	(27)	(23)
Foreign exchange gain (loss), net	1	(3)	3	4
Gain (loss) on disposition of businesses and assets, net	(1)	(3)	(4)	—

Operating profit	89	207	116	441

Equity in net earnings (loss) of affiliates	27	17	25	27
Interest expense	(54)	(63)	(105)	(130)
Interest income	2	10	5	19
Dividend income — cost investments	56	75	62	103
Other income (expense), net	2	1	3	5

Earnings (loss) from continuing operations before tax	122	247	106	465

Income tax (provision) benefit	(17)	(45)	(22)	(118)

Earnings (loss) from continuing operations	105	202	84	347

Earnings (loss) from operation of discontinued operations	(1)	(112)	—	(112)
Income tax (provision) benefit, discontinued operations	—	43	—	43

Earnings (loss) from discontinued operations	(1)	(69)	—	(69)

Net earnings (loss)	104	133	84	278
Less: Net earnings (loss) attributable to noncontrolling interests	—	(1)	—	(1)

Net earnings (loss) attributable to Celanese Corporation	104	134	84	279

Cumulative preferred stock dividend	(2)	(2)	(5)	(5)

Net earnings (loss) available to common shareholders	102	132	79	274

Amounts attributable to Celanese Corporation
Earnings (loss) per common share — basic
Continuing operations	$0.72	$1.33	$0.55	$2.26
Discontinued operations	(0.01)	(0.46)	—	(0.45)

Net earnings (loss) — basic	$0.71	$0.87	$0.55	$1.81

Earnings (loss) per common share — diluted
Continuing operations	$0.67	$1.21	$0.54	$2.08
Discontinued operations	(0.01)	(0.41)	—	(0.41)

Net earnings (loss) — diluted	$0.66	$0.80	$0.54	$1.67

Weighted average shares (millions)
Basic	143.5	150.9	143.5	151.4
Diluted	157.1	167.8	156.4	167.6

[1]	Customer related intangibles

Preliminary Consolidated Balance Sheets — Unaudited

	June 30,	December 31,
(in $ millions)	2009	2008

ASSETS
Current assets
Cash & cash equivalents	1,145	676
Trade receivables — third party and affiliates, net	702	631
Non-trade receivables	231	274
Inventories	473	577
Deferred income taxes	23	24
Marketable securities, at fair value	6	6
Assets held for sale	135	2
Other assets	63	96

Total current assets	2,778	2,286

Investments in affiliates	767	789
Property, plant and equipment, net	2,533	2,470
Deferred income taxes	26	27
Marketable securities, at fair value	76	94
Other assets	327	357
Goodwill	788	779
Intangible assets, net	328	364

Total assets	7,623	7,166

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Short-term borrowings and current installments of long-term debt — third party and affiliates	224	233
Trade payables — third party and affiliates	557	523
Other liabilities	529	574
Deferred income taxes	15	15
Income taxes payable	17	24

Total current liabilities	1,342	1,369

Long-term debt	3,268	3,300
Deferred income taxes	123	122
Uncertain tax positions	229	218
Benefit obligations	1,159	1,167
Other liabilities	1,254	806
Commitments and contingencies
Shareholders’ equity
Preferred stock	—	—
Common stock	—	—
Treasury stock, at cost	(781)	(781)
Additional paid-in capital	501	495
Retained earnings	1,114	1,047
Accumulated other comprehensive income (loss), net	(588)	(579)

Total Celanese Corporation shareholders’ equity	246	182
Noncontrolling interests	2	2

Total shareholders’ equity	248	184

Total liabilities and shareholders’ equity	7,623	7,166

Table 1
Segment Data and Reconciliation of Operating Profit (Loss) to Operating EBITDA — a Non-U.S. GAAP Measure

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in $ millions)	2009	2008	2009	2008

Net Sales
Advanced Engineered Materials	184	300	349	594
Consumer Specialties	280	292	546	574
Industrial Specialties	267	386	509	751
Acetyl Intermediates	622	1,067	1,194	2,163
Other Activities [1]	1	1	1	1
Intersegment eliminations	(110)	(178)	(209)	(369)

Total	1,244	1,868	2,390	3,714

Operating Profit (Loss)
Advanced Engineered Materials	—	37	(19)	67
Consumer Specialties	66	46	132	96
Industrial Specialties	19	20	29	37
Acetyl Intermediates	40	148	52	325
Other Activities [1]	(36)	(44)	(78)	(84)

Total	89	207	116	441

Equity Earnings, Cost — Dividend Income and Other Income (Expense)
Advanced Engineered Materials	23	11	15	20
Consumer Specialties	53	48	56	48
Industrial Specialties	—	—	—	—
Acetyl Intermediates	4	33	8	62
Other Activities [1]	5	1	11	5

Total	85	93	90	135

Other Charges and Other Adjustments [2]
Advanced Engineered Materials	(14)	1	(4)	2
Consumer Specialties	3	—	3	1
Industrial Specialties	5	3	8	8
Acetyl Intermediates	4	12	9	20
Other Activities [1]	(1)	8	14	15

Total	(3)	24	30	46

Depreciation and Amortization Expense
Advanced Engineered Materials	19	19	36	39
Consumer Specialties	12	13	24	27
Industrial Specialties	11	14	24	28
Acetyl Intermediates	28	34	55	66
Other Activities [1]	2	2	4	5

Total	72	82	143	165

Operating EBITDA
Advanced Engineered Materials	28	68	28	128
Consumer Specialties	134	107	215	172
Industrial Specialties	35	37	61	73
Acetyl Intermediates	76	227	124	473
Other Activities [1]	(30)	(33)	(49)	(59)

Total	243	406	379	787

[1]	Other Activities primarily includes corporate selling, general and administrative expenses and the results from captive insurance companies.

[2]	See Table 7.

Table 2
Factors Affecting Second Quarter 2009 Segment Net Sales Compared to Second Quarter 2008

(in percent)	Volume	Price	Currency	Other[1]	Total

Advanced Engineered Materials	-34%	0%	-5%	0%	-39%
Consumer Specialties	-10%	9%	-3%	0%	-4%
Industrial Specialties	-14%	-12%	-5%	0%	-31%
Acetyl Intermediates	-11%	-28%	-3%	0%	-42%
Total Company	-16%	-17%	-4%	4%	-33%

Factors Affecting Six Months 2009 Segment Net Sales Compared to Six Months 2008

(in percent)	Volume	Price	Currency	Other[1]	Total

Advanced Engineered Materials	-38%	2%	-5%	0%	-41%
Consumer Specialties	-10%	8%	-3%	0%	-5%
Industrial Specialties	-20%	-7%	-5%	0%	-32%
Acetyl Intermediates	-15%	-27%	-3%	0%	-45%
Total Company	-20%	-16%	-4%	4%	-36%

[1]	Includes the effects of the captive insurance companies and the impact of fluctuations in intersegment eliminations.
Table 3
Cash Flow Information

	Six Months Ended
	June 30,
(in $ millions)	2009	2008

Net cash provided by operating activities	299	346
Net cash provided by (used in) investing activities [1]	183	(33)
Net cash used in financing activities	(59)	(183)
Exchange rate effects on cash	46	28
Cash and cash equivalents at beginning of period	676	825

Cash and cash equivalents at end of period	1,145	983

     1 2009 includes $412 million of cash received and $147 million of capital expenditures related to the Ticona Kelsterbach plant relocation. 2008 includes $311 million of cash received and $62 million of capital expenditures related to the Ticona Kelsterbach plant relocation.
Table 4
Cash Dividends Received

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in $ millions)	2009	2008	2009	2008

Dividends from equity investments	11	12	29	55
Dividends from cost investments	56	75	62	103

Total	67	87	91	158

Table 5
Net Debt — Reconciliation of a Non-U.S. GAAP Measure

	June 30,	December 31,
(in $ millions)	2009	2008

Short-term borrowings and current installments of long-term debt — third party and affiliates	224	233
Long-term debt	3,268	3,300

Total debt	3,492	3,533
Less: Cash and cash equivalents	1,145	676

Net Debt	2,347	2,857

Table 6
Adjusted Earnings (Loss) Per Share — Reconciliation of a Non-U.S. GAAP Measure

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in $ millions, except per share data)	2009	2008	2009	2008

Earnings (loss) from continuing operations before tax	122	247	106	465
Non-GAAP adjustments Other charges and other adjustments [1]	(3)	24	30	46

Adjusted Earnings (loss) from continuing operations before tax	119	271	136	511
Income tax (provision) benefit on adjusted earnings [2]	(35)	(70)	(39)	(133)
Less: Noncontrolling interests	—	(1)	—	(1)

Adjusted Earnings (loss) from continuing operations	84	202	97	379
Preferred dividends	(2)	(2)	(5)	(5)

Adjusted net earnings (loss) available to common shareholders	82	200	92	374
Add back: Preferred dividends	2	2	5	5

Adjusted net earnings (loss) for adjusted EPS	84	202	97	379

Diluted shares (millions) [3]

Weighted average shares outstanding	143.5	150.9	143.5	151.4
Assumed conversion of preferred shares	12.1	12.1	12.1	12.1
Assumed conversion of restricted stock units	0.5	0.8	0.3	0.6
Assumed conversion of stock options	1.0	4.0	0.5	3.5

Total diluted shares	157.1	167.8	156.4	167.6

Adjusted EPS	0.53	1.20	0.62	2.26

[1]	See Table 7 for details

[2]	The adjusted tax rate for the three and six months ended June 30, 2009 is 29% based on the forecasted adjusted tax rate for 2009.

[3]	Potentially dilutive shares are included in the adjusted earnings per share calculation when adjusted earnings are positive.

Table 7
Reconciliation of Other Charges and Other Adjustments
Other Charges:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in $ millions)	2009	2008	2009	2008

Employee termination benefits	5	4	29	11
Plant/office closures	—	—	—	7
Ticona Kelsterbach plant relocation	3	3	6	5
Clear Lake insurance recoveries	—	—	(6)	—
Plumbing actions	(2)	—	(3)	—
Asset impairments	—	—	1	—

Total	6	7	27	23

Other Adjustments: [1]

	Three Months Ended		Six Months Ended		Income
	June 30,		June 30,		Statement
(in $ millions)	2009	2008	2009	2008	Classification

Ethylene pipeline exit costs	—	(2)	—	(2)	Other income/expense, net
Business optimization	1	9	3	18	SG&A
Ticona Kelsterbach plant relocation	1	(2)	2	(4)	Cost of sales
Plant closures	4	7	8	7	Cost of sales
Other[2]	(15)	5	(10)	4	Various

Total	(9)	17	3	23

Total other charges and other adjustments	(3)	24	30	46

[1]	These items are included in net earnings but not included in other charges.

[2]	June 30, 2009 includes a one-time adjustment to Equity in net earnings (loss) of affiliates of $19 million.

1

Table 8
Equity Affiliate Preliminary Results — Total — Unaudited

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in $ millions)	2009	2008	2009	2008

Net Sales
Ticona Affiliates[1]	267	364	439	717
Infraserv[2]	487	592	997	1,140

Total	754	956	1,436	1,857

Operating Profit
Ticona Affiliates	9	41	(10)	74
Infraserv	26	29	51	48

Total	35	70	41	122

Depreciation and Amortization
Ticona Affiliates	19	16	46	39
Infraserv	24	29	47	56

Total	43	45	93	95

Affiliate EBITDA[3]
Ticona Affiliates	28	57	36	113
Infraserv	50	58	98	104

Total	78	115	134	217

Net Income
Ticona Affiliates	7	22	(9)	42
Infraserv	16	27	35	25

Total	23	49	26	67

Net Debt
Ticona Affiliates	245	165	245	165
Infraserv	482	356	482	356

Total	727	521	727	521

Equity Affiliate Preliminary Results — Celanese Proportional Share — Unaudited4

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in $ millions)	2009	2008	2009	2008

Net Sales
Ticona Affiliates	123	167	203	330
Infraserv	155	191	318	367

Total	278	358	521	697

Operating Profit
Ticona Affiliates	4	19	(4)	34
Infraserv	8	9	16	15

Total	12	28	12	49

Depreciation and Amortization
Ticona Affiliates	9	7	21	17
Infraserv	8	10	15	19

Total	17	17	36	36

Affiliate EBITDA[3]
Ticona Affiliates	13	26	17	51
Infraserv	16	19	31	34

Total	29	45	48	85

Equity in net earnings of affiliates (as reported on the Income Statement)
Ticona Affiliates[5]	4	10	(4)	19
Infraserv	4	7	10	8

Total	8	17	6	27

Affiliate EBITDA in excess of Equity in net earnings of affiliates[6]
Ticona Affiliates	9	16	21	32
Infraserv	12	12	21	26

Total	21	28	42	58

Net Debt
Ticona Affiliates	111	76	111	76
Infraserv	152	113	152	113

Total	263	189	263	189

[1]	Ticona Affiliates includes Polyplastics (45% ownership), Korean Engineering Plastics (50%), Fortron Industries (50%), and Una SA (50%)

[2]	Infraserv includes Infraserv Entities valued as equity investments (Infraserv Höchst — 31% ownership, Infraserv Gendorf — 39% and Infraserv Knapsack — 27%)

[3]	Affiliate EBITDA is the sum of Operating Profit and Depreciation and Amortization, a non-U.S. GAAP measure

[4]	Calculated as the product of figures from the above table times Celanese ownership percentage

[5]	June 30, 2009 excludes a one-time tax adjustment to Equity in net earnings (loss) of affiliates of $19 million.

[6]	Product of Celanese proportion of Affiliate EBITDA less Equity in net earnings of affiliates; not included in Celanese operating EBITDA

2